Exhibit 10.5

EXHIBIT C

Form Of
COMPLIANCE CERTIFICATE

[For the Fiscal Year Ended ____________, 20__]
or
[For the Fiscal Quarter Ended _____________, 20__]

The undersigned, __________________ of Matthews International Corporation, a Pennsylvania corporation (the "Borrower"), hereby certifies to the Agent (as hereinafter defined) and each of the Banks (as hereinafter defined) pursuant to the Loan Agreement, dated December 3, 2001, by and among the Borrower, the Banks listed on the signature pages thereof (collectively, the "Banks") and Citizens Bank of Pennsylvania, as agent for the Banks ("Agent") (together with all exhibits, schedules, extensions, renewals, amendments, substitutions and replacements thereto and thereof, the "Loan Agreement") as follows:

CHECK ONE:

___1.           The annual financial statements being delivered to the Agent and the Banks with this Compliance Certificate are true, complete and correct and present fairly the Consolidated financial position of the Borrower and its Subsidiaries and the results of their operations for the fiscal year set forth above in conformance with GAAP consistently applied.

OR

___1.           The quarterly financial statements being delivered to the Agent and the Banks with this Compliance Certificate are true, complete and correct and present fairly the Consolidated financial position of the Borrower and its Subsidiaries and the results of their operations for the Fiscal Quarter set forth above in conformity with GAAP consistently applied, subject to year end audit adjustment.

___2.           No Event of Default or Potential Default exists on the date of this Compliance Certificate; no Event of Default or Potential Default has occurred since the date of the previously delivered Compliance Certificate; no Material Adverse Change has occurred since the date of the previously delivered Compliance Certificate; and no event has occurred since the date of the previously delivered Compliance Certificate that may result in a Material Adverse Effect.

[Note: If any of the above events has occurred or is continuing, set forth on an attached sheet the nature thereof and the action which the Borrower has taken, is taking or proposes to take with respect thereto.]

3.           The Borrower's compliance with the financial covenants set forth in Section 5.15 of the Loan Agreement is as follows:

	Requirement	Actual

Minimum Net Worth
Greater than or equal to the sum of (i) eighty percent (80%) of the Net Worth of the Borrower and its Subsidiaries on September 30, 2001, plus (ii) fifty percent (50%) of the Net Income of the Borrower and its Subsidiaries for the Fiscal Quarter ending December 31, 2001 and each Fiscal Quarter thereafter (excluding any net loss in any such Fiscal Quarter).
$_________________

Fixed Charge Coverage Ratio	Greater than or equal to 1.25 to 1.00 as of December 31, 2001, and as of the last day of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending.	________ to 1.00

Leverage Ratio	Less than or equal to 2.50 to 1.00 as of December 31, 2001 and as of the last day of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending.	________ to 1.00

Interest Coverage Ratio	Greater than or equal to 3.00 to 1.00 as of December 31, 2001, and as of the last day of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending.	________ to 1.00

4.           The calculations used in connection with the above financial covenants are attached to this Compliance Certificate.

All capitalized terms used in this Compliance Certificate which are not defined herein but which are defined in the Loan Agreement shall have the meanings given to them in the Loan Agreement.

Dated the ___ day of _________, _______.

Matthews International Corporation, a Pennsylvania corporation

By:
Name:
Title:

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